EXHIBIT 99.1

                    BION ENVIRONMENTAL TECHNOLOGIES, INC.

        Bion and Kreider Farms Execute Agreement for Cleantech Project
                       at Manheim, Pennsylvania Facility

September 29, 2008. New York, New York. Bion Environmental Technologies, Inc. (OTC BB: BNET) and Kreider Farms announced today the execution of a contract whereby Bion will build a livestock waste treatment system at Kreider Farm's Manheim facility that will treat the dairy waste from the equivalent of 1,900 to 2,000 milking dairy cows. In addition, the agreement provides for an integrated renewable energy facility that will provide energy for Bion's waste treatment facility through the combustion of the cellulose captured in the Bion process. The net effect will be that no fossil fuels will be required to provide energy to the waste treatment system.

Bion's waste treatment technology has been reviewed and approved by the Pennsylvania Department of Environmental Protection (PA DEP) to generate approximately 140 nutrient credits per milk cow's waste treated. Bion anticipates the sale of these credits under PA's nutrient credit trading program and they are listed on the PA DEP's Nutrient Crediting Trading website at www.dep.state.pa.us/river/Nutrient%20Trading.htm#Registry.

The PA DEP nutrient credit program is unique in that credits can be generated from a non-point source discharger such as a dairy farm, and these credits can then be sold to a point source discharger, such as municipal waste treatment plants (MWTPs). The key to the credit trading program is that it allows lower-cost nutrient reductions from agricultural operations to offset much more expensive 'last mile' reductions from MWTPs and other point sources, providing an equally effective reduction in overall nutrients, but utilizing much more cost-effective solutions.

The non-point to point source trade mechanism is critical to the success of reducing nutrient loading into Pennsylvania's waterways and ultimately the Chesapeake Bay because non-point sources contribute more than 50% of the delivered load of nutrients into the Bay. Pennsylvania needs to reduce its annual nitrogen discharges to the Chesapeake Bay by 7.5 million pounds. Other unique aspects of Bion's nutrient credit approval in Pennsylvania include:

     - Bion was able to generate these credits at Kreider Farms because of their unique ability to verify nutrient reductions, which traditionally has been a key impediment to the advancement of these types of non-point to point source trades. The PA DEP reviewed and approved Bion's nutrient credit verification plan (sampling and measurement definition) as a part of the credit approval process. Bion is the only company that has received nutrient credit approval for the installation of an on-site livestock waste treatment system, as well as the issuance of nitrogen credits for ammonia emission reductions.

     - More than 40% of the nutrient credits Bion is receiving for its Kreider Farms project will be generated due to its ability to reduce ammonia air emissions. This is a key advancement for the industry in verifying the linkages between ammonia air emissions and downwind nitrogen deposition in nearby waterbodies.

In addition to generating nutrient credits, Bion's Cleantech project at Kreider Farms will produce:

     - renewable energy by combusting the biomass captured in the dairy waste stream as well as the poultry litter from Kreider Farm's poultry operations.
     - greenhouse gas emission credits from significantly reduced methane emissions associated with Bion livestock waste treatment process, and
     - stabilized nutrient rich fertilizer (low leachability) generated as a by-product from the dairy waste treatment process.

Absent a trading program where least-cost nutrient credit trades can take place, the municipal waste treatment plants would continue to spend excessive amounts of ratepayer dollars to upgrade their facilities. Simultaneously, non-point sources, with their extremely concentrated waste streams, would be unable to generate the revenue to fund these on-farm nutrient reduction projects. Using a trading program, the marketplace can determine the most cost-effective location to reduce nutrients and the environment will receive the same net benefit. While Pennsylvania's nutrient credit trading program rules are unique in their ability to maximize nutrient reduction cost efficiencies by bringing non-point source dischargers into the program, it is important to note that many states are also moving in this same direction, including Ohio, Virginia, Maryland, and many others.

In addition to the municipal wastewater treatment market for credit trading, Bion believes that its ability to certify nutrient credits is applicable to a wide range of other applications whereby regions or watersheds are seeking a least cost means to reduce nutrients that are discharged into the environment. For example, the electric power industry is now being challenged with increasing nitrogen concentrations in their wastewater effluent as they continue to push more of the nitrogen away from their smokestacks. A recent Electric Power Research Institute (EPRI) document acknowledged that as air pollution control devices have advanced in their NOx reduction efficiency, there is a corresponding impact on increased nitrogen in plant effluent that must be managed at the same time.

Mark Smith, Bion's president, stated, "Part of Bion's opportunity is based on the company's ability to clean-up the waste streams from existing livestock facilities and to certify nutrient (and other) credits for a wide range of applications in regions or watersheds that are seeking least-cost methods to reduce discharges and emissions. Bion believes that its ability to substantially reduce ammonia air emissions and nitrogen and phosphorus discharges from livestock waste streams can provide a source of credits to offset point source discharges in a manner that makes both economic and environmental sense."
                 ____________________________________________

About Bion: Bion has provided solutions to the agriculture and livestock industry since 1990, with 30 first-generation systems installed through 2003. Bion's next-generation technology results from 18 years of research & development, testing, commercial deployment, and further adaptation to evolving standards and opportunities. In addition to providing proven comprehensive environmental treatment, the system recovers cellulosic biomass from the waste stream to produce renewable energy in a process different and much more efficient than others that seek to exploit this energy source. The technology is scalable, proven and quickly gaining acceptance by regulatory agencies and other stakeholders as an effective solution to the environmental issues associated with concentrated livestock waste. For more information, see Bion's website: www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'potential', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Mark A. Smith                          Craig Scott
President                              Vice President-Capital Markets/IR
719-256-5329                           303-843-6191 direct
mas@biontech.com                       cscott@biontech.com